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                                                                 EXHIBIT 10(p)


              SEVERANCE, NONCOMPETITION AND NONDISCLOSURE AGREEMENT

     AGREEMENT, dated as of January 18, 2000, between Response USA, Inc., a Delaware corporation, with its principal address at 3 Executive Campus, 2nd Floor South, Cherry Hill, N.J. 08002 (the "Company") and Ronald Feldman, an individual with an address at 1645 Fawn Lane, Huntingdon Valley, Pa. 19006 (the "Executive").

                            W I T N E S S E T H:

     WHEREAS, the Executive has, prior to the date hereof, been an executive of the Company pursuant to an Employment Agreement dated as of October 1, 1998, between the Executive and the Company (the "Employment Agreement"); and

     WHEREAS, the Company has determined to terminate the Executive's employment without cause pursuant to the Employment Agreement; and

     WHEREAS, the Executive is entitled to receive severance pursuant to the Employment Agreement, and the Executive agrees to be bound by certain agreements and covenants set forth herein.

     NOW, THEREFORE, in consideration of the premises and the mutual promises and covenants hereinafter set forth, the parties hereto hereby agree as follows:

     1.  TERMINATION OF EMPLOYMENT; SEVERANCE PAYMENT.

         (a) Effective February 28, 2000 (the "Termination Date"), the Company shall terminate the Executive's employment pursuant to Section 7.2 of the Employment Agreement without Cause (as such term is defined in the Employment Agreement). The Executive hereby waives any notice requirement for termination without Cause pursuant to the Employment Agreement. Effective January 18, 2000, the Executive shall resign as an officer and director of the Company and any subsidiary of the Company, but shall remain as an employee of the Company until the Termination Date. From the date hereof until the Termination Date, Executive shall continue to be entitled to receive all salary and benefits which he is currently receiving as an Executive of the Company pursuant to the Employment Agreement. Effective on the Termination Date, Executive's employment with the Company shall be terminated and following the Termination Date Executive shall no longer be employed by the Company or any

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subsidiary of the Company and shall not be entitled to any benefits as an
Executive of the Company, other than as required by law. On the Termination Date, the Company shall pay Executive, in one lump sum payment, as severance the amounts set forth on Exhibit A hereto pursuant to Section 4.3 of the Employment Agreement (the "Severance Payment").

     2.  NON-COMPETITION

         (a) In consideration for the payments that the Executive has received as an Executive of the Company for the past several years and in consideration of the Severance Payment, Executive agrees that neither Executive nor his affiliates shall, for a period of three (3) years following the Termination Date (the "Non-Compete Period") Participate In (as defined below) any business which competes directly or indirectly with the business of the Company as conducted on the date hereof in the United States. Notwithstanding the foregoing, Executive is permitted to own a 1% or less interest in any publicly-held corporation that competes with the Company. For purposes of this Agreement "affiliates" shall include the spouse, children, parents, grandparents and other lineal descendants of the Executive.

         (b) Without limiting the scope of the foregoing paragraph, without the prior written consent of the Company, neither the Executive nor his affiliates shall, for a period of three (3) years following the Termination Date, directly or indirectly, (i) solicit for employment, or assist any other person, firm, corporation or other entity in soliciting for employment or employing, any person who currently is an employee of the Company, (ii) solicit the business of, or assist any other person, firm, corporation or other entity in soliciting the business of, any customer or supplier of the Company for providing PERS goods or services, (iii) accept or cause to authorize, directly or indirectly, to be accepted for or on behalf of Executive or any other person, firm or corporation, business from any customer of the Company, or (iv) use the trade names, trademarks or trade dress of any of the products of the Company or any substantially similar trade names, trademarks or trade dress likely to cause, or having the effect of causing confusion in the minds of manufacturers, customers, suppliers or retail outlets or the public generally.

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         (c) As used in this Agreement, the term "Participate In" shall mean to participate, directly or indirectly, in any capacity whatsoever, whether compensated or not, for its own benefit or for, with or through any other person, firm, corporation or other entity, in the ownership, management, operation or control of, or to be connected as an officer, director, associate, Executive, owner, partner, proprietor, consultant, principal, agent, shareholder, investor, creditor, co-venturer, independent contractor or otherwise with, or acquiesce in the use of his name in connection with the business of, any other person, firm, corporation or other entity.

     3.  NONDISCLOSURE, NONDISPARAGEMENT AND COOPERATION.

         (a) Executive acknowledges that, as an Executive of the Company he has had access to, and has become aware of, certain proprietary information relating to the Company. As used in this Agreement, the term "Confidential Information" shall mean all information relating to the business, operations, management, customers, suppliers, Executives, finances, plans, forecasts, strategies, condition and prospects of the Company, except for such information that is:

              (i) at the time of disclosure, publicly known through no wrongful act of Executive;

              (ii) independently developed by the Executive without using Confidential Information;

              (iii) furnished to a third party by the Company without similar restrictions on the third party;

              (iv) approved for disclosure by the Company's written authorization;

              (v)  is disclosed as required by judicial action; or

              (vi) in the public domain or which is generally known otherwise than as a result of the breach of an obligation of confidentiality to the Company.

     The Executive and his affiliates shall keep confidential and not disclose or otherwise reveal to any person, firm, corporation or other entity, or otherwise use or permit others to use or disclose, any Confidential Information which Executive may at any time possess.

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         (b)  In the event that the Executive is required by applicable law or legal process to disclose any Confidential Information concerning the Company, the Executive agrees to provide the Company with immediate notice of such requirement in order to enable the Company to seek an appropriate protective order or other remedy. If, in the absence of a protective order, the Executive is compelled to disclose Confidential Information, the Executive may disclose such Confidential Information but shall use its best efforts to ensure that such information will be accorded confidential treatment.

         (c) Except in connection with any legal process, Executive agrees that he shall not, and shall cause others not to, following the date hereof, in public or in private, make any statements, whether in writing, orally or otherwise, of a disparaging nature regarding the Company or its personnel or business.

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     4.  EQUITABLE REMEDY.

     The Executive acknowledges and agrees that in the event the Executive or his affiliates shall breach or threaten to breach any of the terms of this Agreement, the Company shall be entitled, in addition to any other right and remedy available to it, to an injunction restraining such breach or a threatened breach and to have the provisions of this Agreement specifically enforced by a court having jurisdiction, it being acknowledged and agreed by the Executive that any such breach or threatened breach will cause immediate irreparable damage to the Company and that money damages in an action at law will not provide an adequate remedy. No bond or other security shall be required in connection with the issuance of an injunction, and the Executive hereby consents to the issuance of such injunction. Such right and remedy shall be in addition to, and not in lieu of, any other rights and remedies available to the Company at law or in equity. Executive and the Company agree that the provisions of this Section 4 are necessary and reasonable to protect the Company in the conduct of its business and that the covenants set forth in this Agreement are reasonable and valid in temporal scope and in all respects. The invalidity or unenforceability of any part of such covenant or any other provision hereof shall not affect the remainder of such covenant or such other provision, which shall be given full effect, without regard to the invalid portions, and the invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of this Agreement, or any provision hereof, in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law.

     5.  INVALID PROVISION.

     If any restriction contained in this Agreement shall be deemed to be invalid, illegal or unenforceable by reason of the extent, duration or geographical scope thereof, or otherwise, then the court making such determination shall have the right to reduce such extent, duration, or other provisions hereof, and in its reduced form such restriction shall then be enforceable in the manner contemplated hereby.

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     6.  MODIFICATION.

     This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof, supersedes all existing agreements between them concerning such subject matter, and may be modified only by a written instrument duly executed by each party.

     7.  NOTICES.

     Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be mailed by certified mail, return receipt requested, or delivered against receipt to the party to whom it is to be given at the address of such party set forth in the Employment Agreement (or to such other address as the party shall have furnished in writing in accordance with the provisions of this Section 7).

     8.  WAIVER.

     Any waiver by either party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing.

     9.  COUNTERPARTS; GOVERNING LAW.

     This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. It shall be governed by and construed in accordance with the laws of the State of New Jersey, without giving effect to conflicts of laws.

     10.  JURISDICTION AND VENUE.

     Each of the parties irrevocably and unconditionally: (a) agrees that any suit, action or legal proceeding arising out of or relating to this Agreement must only be brought in the courts of record of the State of New Jersey in New Jersey or the District Court of the United States, New Jersey; (b) consents to the jurisdiction of each such court in any suit, action or proceeding; (c) waives any objection which he, she or it may have to the laying of venue of any

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such suit, action or proceeding in any of such courts; and (d) agrees that service of any court paper may be effected on such party by mail, as provided in this Agreement, or in such other manner as may be provided under applicable laws or court rules in the State of New Jersey.

     IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

                                                    RESPONSE USA, INC.

                                                    By: ______________________


                                                    RONALD FELDMAN

                                                    ___________________________

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